Exhibit 99.1

CION INVESTMENT CORPORATION

CLOSES OFFERING OF $125 MILLION UNSECURED NOTES DUE IN 2026

FOR IMMEDIATE RELEASE

NEW YORK, NY (February 16, 2021) – On February 11, 2021, CION Investment Corporation (“CIC”), a CION Investments company, closed an offering of $125 million aggregate principal amount of 4.50% senior unsecured notes due in 2026 (the “Notes”). CIC intends to use the net proceeds of the Notes to repay debt under its secured financing arrangements.

Keith Franz, CFO of CIC stated, “We believe the strategic benefits of this Notes offering will serve to strengthen CIC’s balance sheet, diversify CIC’s capital structure and better position CIC to capitalize on opportunities in 2021.”

“We are pleased to complete this offering and appreciate the strong interest received from institutional investors and the efforts of the Goldman Sachs team,” said Michael A. Reisner, co-CEO of CIC.

Goldman Sachs & Co. LLC served as sole placement agent for this offering.

The offering was conducted, and the Notes were issued, as a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. As a result, the Notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.  This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

ABOUT CION INVESTMENTS

CION Investments is a leading manager of alternative investment solutions designed to redefine the way individual investors can build their portfolios and help meet their long-term investment goals. CION Investments currently sponsors CIC, a leading publicly registered non-traded business development company that currently manages approximately $1.6 billion in assets. CIC focuses primarily on senior secured loans to U.S. middle-market companies. CION Investments also sponsors, through CION Ares Management, LLC, CION Ares Diversified Credit Fund, a globally diversified credit interval fund with approximately $1.3 billion in total managed assets. For more information, please visit www.cioninvestments.com.

FORWARD-LOOKING STATEMENTS

The information in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions, including references to assumptions and forecasts of future results. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. CIC undertakes no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in its expectations.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CIC’s Current Report on Form 8-K, which CIC filed with the Securities and Exchange Commission (“SEC”) on February 16, 2021, as well as CIC’s other reports filed with the SEC. A copy of CIC’s Current Report on Form 8-K and CIC’s other reports filed with the SEC can be found on CIC’s website at www.cioninvestments.com and the SEC’s website at www.sec.gov.

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